Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Invesco Actively Managed Exchange-Traded Fund Trust of our reports dated December 23, 2024, relating to the financial statements and financial highlights of each of the Funds listed in Appendix A, which appear in Invesco Actively Managed Exchange-Traded Fund Trust’s Certified Shareholder Reports on Form N-CSR for the year ended October 31, 2024 (except as indicated in Appendix A). We also consent to the references to us under the headings “Fund Service Providers”, “Financial Highlights”, “Statement of Additional Information” and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Chicago, Illinois

February 27, 2025

Appendix A

Invesco AAA CLO Floating Rate Note ETF

Invesco Active U.S. Real Estate ETF

Invesco High Yield Bond Factor ETF

Invesco High Yield Select ETF

Invesco MSCI EAFE Income Advantage ETF (a)

Invesco QQQ Income Advantage ETF (a)

Invesco Rochester High Yield Municipal ETF (formerly, Invesco Municipal Strategic Income ETF)

Invesco Real Assets ESG ETF

Invesco S&P 500 Downside Hedged ETF

Invesco S&P 500 Equal Weight Income Advantage ETF (a)

Invesco Short Duration Total Return Bond ETF (formerly, Invesco Short Duration Bond ETF)

Invesco Total Return Bond ETF

Invesco Ultra Short Duration ETF

Invesco Variable Rate Investment Grade ETF

(a) For the period July 15, 2024 (commencement of investment operations) through October 31, 2024